SCHEDULE 14A INFORMATION

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The  Valspar  Corporation

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 22, 2006

        The annual meeting of stockholders of The Valspar Corporation will be held at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, on Wednesday, February 22, 2006 at 11:00 A.M., for the following purposes:

1.	To elect three directors (Class II) for a term of three years;
2.	To approve an increase in the shares reserved under the Corporation’s 1991 Stock Option Plan;
3.	To ratify the appointment of independent auditors to examine the Corporation’s accounts for the fiscal year ending October 27, 2006; and
4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

        Stockholders of record at the close of business on December 30, 2005 are entitled to notice of and to vote at the meeting.

        Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of the matters to be considered at the meeting. A copy of the Annual Report for the year ended October 28, 2005 also accompanies this Notice.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Approximate Date of Mailing of Proxy Material:
January 20, 2006

Please refer to the enclosed proxy card and the attached proxy statement for information on voting options: Internet – Telephone – Mail

1101 Third Street South
P.O. Box 1461
Minneapolis, Minnesota 55440

PROXY STATEMENT
Annual Meeting of Stockholders
February 22, 2006

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies in the accompanying form. Shares will be voted in the manner directed by the stockholders; provided, however, that if no direction is given by a stockholder, the shares will be voted as recommended by the Corporation’s Board of Directors. A stockholder giving a proxy may revoke it at any time before it is exercised by (i) giving written notice of revocation to the Office of the Secretary of the Corporation, (ii) delivering a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting.

        Registered stockholders may vote in one of three ways; by completing and returning the enclosed proxy card via regular mail or by voting via the Internet or telephone, as permitted by Delaware law. Specific instructions for using these methods are set forth on the enclosed proxy card. The Internet and telephone procedures are designed to authenticate the stockholder’s identity and to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

        Proxies are being solicited by mail, and, in addition, directors, officers and employees of the Corporation may solicit proxies personally, by telephone, telegram or letter at no additional compensation to them. The Corporation will pay the expense of soliciting proxies and will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of common stock.

        If a stockholder abstains from voting on any matter, the abstention will be counted for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders for the transaction of business as well as shares entitled to vote on that matter. Under Section 216 of the Delaware General Corporation Law, on matters other than the election of directors, an action of the stockholders generally requires the affirmative vote of shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Accordingly, an abstention on any matter other than the election of directors will have the same effect as a vote against that matter. A non-vote occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Broker non-votes on a matter are counted as present for purposes of establishing a quorum for the meeting, but are not considered entitled to vote on that particular matter. Consequently, non-votes generally do not have the same effect as a negative vote on the matter. New York Stock Exchange rules do not permit brokers discretionary authority to vote on the approval of the amendment to the 1991 Stock Option Plan.

PROPOSAL NUMBER ONE

Election of Directors

        In accordance with the Corporation’s By-Laws, the number of directors is currently fixed at twelve, divided into three classes. Each class consists of four seats, with each director serving a term of three years. There are currently ten directors serving on the Board of Directors. The terms of Class II directors will expire at the annual meeting in 2006. The Board of Directors has nominated John S. Bode, Susan S. Boren and Jeffrey H. Curler for re-election as Class II directors. Unless otherwise directed by the stockholders, it is intended that shares represented by proxy will be voted in favor of the election of the three nominees listed in Class II below, to hold office until the annual meeting in 2009 and until their successors are elected and qualify. If any of the nominees is unable or unwilling to stand for election, it is intended that shares represented by proxy will be voted for a substitute nominee recommended by the Board of Directors, unless the stockholder otherwise directs. The Board is not aware that any of the nominees is unable or unwilling to stand for election.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS I Directors Continuing in Office Until 2008

William L. Mansfield Director since March 2005 Age — 57	President and Chief Executive Officer, The Valspar Corporation
Mr. Mansfield has held his present position as President and Chief Executive Officer since February 2005. Prior to 2005, Mr. Mansfield served as Executive Vice President and Chief Operating Officer since April 2004. Prior to 2004, Mr. Mansfield served as Executive Vice President – Architectural, Packaging and Specialty Coatings since January 2002 and was Senior Vice President – Architectural, Automotive and Specialty Coatings since February 2000.

Thomas R. McBurney Director since 1987 Age — 67	Chairman, The Valspar Corporation President, McBurney Management Advisors
Mr. McBurney has held his present position as non-executive Chairman of The Valspar Corporation since July 2005 and President of McBurney Management Advisors, a management consulting firm, since 1990. Mr. McBurney is also a director of Wenger Corporation, Meritex Enterprises, Inc., Ameriprise Certificate Company, Transport Corporation of America, Inc. and Greenspring Companies.

Richard L. White, Ph.D. Director since 2000 Age — 66	Former Executive Vice President, Bayer Corporation
Dr. White retired as Executive Vice President of Bayer Corporation on November 1, 1999. Prior to 1999, Dr. White served as Executive Vice President since July 1991.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

CLASS II Nominees for Term Expiring in 2009

John S. Bode Director since August 2005 Age — 57	Retired Partner, KPMG LLP
Mr. Bode retired as Partner from KPMG LLP in January 2005. Mr. Bode was elected to the partnership in 1981. Prior to his retirement, Mr. Bode served as a Global Lead Partner. Mr. Bode currently provides various consulting services to certain companies and organizations. Mr. Bode is also a director of Titan Machinery Corporation.

Susan S. Boren Director since 1991 Age — 58	Partner, SpencerStuart
Ms. Boren has been a Managing Partner – Minneapolis office of SpencerStuart, an executive search firm, since May 2001. Prior to 2001, Ms. Boren was a Principal with the Minneapolis office since May 2000 and was Director with the Minneapolis office from May 1998 to May 2000. Prior to 1998, Ms. Boren was the President of Trillium Advisors, Inc., a firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values.

Jeffrey H. Curler Director since 1997 Age — 55	Chairman, President and Chief Executive Officer, Bemis Company, Inc.
Mr. Curler has held his present position as Chairman of Bemis Company, Inc. since May 2005, Chief Executive Officer since May 2000 and President since May 1996. Mr. Curler previously served as Chief Operating Officer from 1998 to 2000. Mr. Curler is also a director of Bemis Company, Inc.

CLASS III Directors Continuing in Office Until 2007

Charles W. Gaillard Director since 1999 Age — 65	Retired President, General Mills, Inc.
Mr. Gaillard retired as President of General Mills, Inc. on October 1, 1999. Prior to 1999, Mr. Gaillard served as President since May 1995 and Vice Chairman since December 1993.

Names, Principal Occupations for the Past Five Years and Selected Other Information Concerning Nominees and Directors

Mae C. Jemison, M.D. Director since January 2002 Age — 49	President, BioSentient Corporation
Dr. Jemison has been President and founder of BioSentient Corporation, a medical devices company specializing in ambulatory physiologic monitoring, since December 2000. She has also been President of The Jemison Group, Inc. since 1993. The Jemison Group is a technology consulting company that applies and integrates science and advanced technology considering the worldwide social and technological circumstances of the users. Dr. Jemison founded and directs The Earth We Share, an international science camp for students ages 12-16 worldwide. She was A.D. White Professor At-Large at Cornell University and Professor Environmental Studies at Dartmouth College. From 1987 to 1993, she was an astronaut with the National Aeronautics and Space Administration (NASA) and was a member of the Space Shuttle Endeavour Flight in September 1992. Dr. Jemison is also a director of Scholastic, Inc., a publishing company, Kimberly-Clark Corporation and Gen-Probe Incorporated and a member of the Institute of Medicine of the National Academy of Sciences.

Gregory R. Palen Director since 1992 Age — 50	Chairman, Spectro Alloys Corporation Chief Executive Officer, Palen/Kimball Company
Mr. Palen has held his present position as Chairman with Spectro Alloys Corporation, an aluminum recycler and manufacturing company, since 1989. He has been Chief Executive Officer of Palen/Kimball Company, a mechanical service company, since May 1993. Mr. Palen is also a director of Palen/Kimball Company, Spectro Alloys Corporation, Fabcon, Inc. and Opus Northwest LLC and the non-executive Chairman of Polaris Industries Inc.

Lawrence Perlman Director since 1992 Age — 67	Retired Chairman and Chief Executive Officer, Ceridian Corporation; Former Chairman, Seagate Technology; and Chairman, Arbitron Inc.
Mr. Perlman has held his present position as Chairman of Arbitron Inc. since March 2001 and he served as Chairman and Chief Executive Officer of XIOtech Corporation from August 2001 to February 2002. Prior to 2001, Mr. Perlman retired as Chairman of Ceridian Corporation in April 2000 and as Co-Chairman of Seagate Technology, Inc. in December 2000. Prior to 2000, Mr. Perlman served as Chairman since November 1992 and Chief Executive Officer from 1990 through 1999 of Ceridian Corporation and as Co-Chairman of Seagate Technology, Inc. since 1998. Mr. Perlman is also a director of Arbitron Inc. and Carlson Companies, Inc.

Board Committees

        The standing committees of the Board of Directors for 2005 were as follows:

Name of Committee	Membership

Executive Committee	Thomas R. McBurney — Chair, William L. Mansfield and Lawrence Perlman

Audit Committee	John S. Bode, Susan S. Boren, Jeffrey H. Curler — Chair, Mae C. Jemison, Thomas R. McBurney and Richard L. White

Compensation Committee	Susan S. Boren, Charles W. Gaillard, Thomas R. McBurney, Gregory R. Palen and Lawrence Perlman — Chair

Governance Committee	John S. Bode, Susan S. Boren, Jeffrey H. Curler, Charles W. Gaillard, Mae C. Jemison, Thomas R. McBurney — Chair, Gregory R. Palen, Lawrence Perlman and Richard L. White

        The Board of Directors met ten times during fiscal 2005.

        The Audit Committee held four meetings during the fiscal year. The Audit Committee Chair also held four teleconferences with management and the Independent Auditors prior to quarterly earnings releases. The duties and activities of the Audit Committee are described in the Board Audit Committee Report on page 18. Ms. Boren, Ms. Jemison and Messrs. Bode, Curler, McBurney and White comprise the Audit Committee. All members of the Audit Committee are “independent” under the applicable listing standards of the New York Stock Exchange (NYSE) and the requirements for audit committee independence under Rule 10A-3 under the Securities Exchange Act of 1934. The Board has determined that each Audit Committee member is financially literate and has determined that at least one member of the Audit Committee, Jeffrey H. Curler, is an “audit committee financial expert” who is independent of management as defined in Item 401(h)(2) of Regulation S-K.

        The Compensation Committee held five meetings during the fiscal year at which it reviewed and approved the compensation plans and arrangements or granted options for officers, key employees and directors.

        The Governance Committee held three meetings during the fiscal year at which it conducted Chief Executive Officer performance evaluations, reviewed succession plans, considered nominations for Board membership and considered other matters related to corporate governance. The Governance Committee operates pursuant to a written charter. A copy of the Governance Committee’s Charter is available on the Corporation’s website at www.valspar.com. All of the members of the Governance Committee are considered “independent” within the NYSE listing standards.

        During fiscal 2005, each director attended 75% or more of the meetings of the Board and of the committees on which the director served.

Director Nomination Process

        The Corporation’s Board of Directors has adopted a formal process by which individuals are reviewed for possible nomination to the Corporation’s Board of Directors. Under this process, the Governance Committee will consider nominees for Board membership submitted by stockholders. Any stockholder recommendation should be submitted in writing to the Corporation in care of the Corporate Secretary at 1101 Third Street South, Minneapolis, Minnesota 55415, along with the written consent of such nominee to serve as a director if so elected. Any such recommendation by a stockholder shall be referred to the Governance Committee, and the Governance Committee, in consultation with the Corporation’s General Counsel, will review the nomination in accordance with the Corporation’s Board Candidate Review and Nomination Process, certificate of incorporation, by-laws and applicable laws and regulations. The Governance Committee considers general business experience, industry experience, track record as a director of other companies, probable tenure if elected and other factors as relevant in evaluating Board nominees.

        When the Board considers an individual for possible nomination to the Board, the Governance Committee, in consultation with the Corporation’s Chief Executive Officer, will prepare a profile of a candidate expected to provide the most meaningful contribution to the Board as a whole. The Governance Committee (or a subcommittee designated by the Governance Committee) will normally consider all of the following: (a) the candidate’s skills, experience and other relevant biographical information, (b) the candidate’s general interest in serving a public corporation, (c) the candidate’s ability to attend Board and committee meetings and (d) any potential concerns regarding independence or conflicts of interest.

        Following the initial screening, if the Governance Committee approves a candidate for further review, the Governance Committee will establish an interview process for the candidate. It is expected that at least a majority of the members of the Governance Committee, along with the Corporation’s Chief Executive Officer, would interview each candidate. At the same time, the Governance Committee, assisted by the Corporation’s General Counsel, will conduct a comprehensive conflicts-of-interest assessment for the candidate. The Governance Committee will then consider reports of the interviews and the conflicts-of-interest assessment and determine whether to recommend the candidate to the full Board of Directors. A subcommittee of the Governance Committee, management representatives designated by the Governance Committee and a search firm selected by the Governance Committee may assist with the process. Any nominee recommended by a stockholder would be subject to the same process.

Non-Executive Chairman Compensation

        On July 22, 2005, Mr. Thomas R. McBurney was elected non-executive Chairman of the Board. As Chairman, Mr. McBurney receives an annual retainer of $90,000, in addition to the standard annual director fee of $65,000 and stock options with a value equal to $65,000. Prior to July 2005, Mr. McBurney, as Governance Committee Chair, received an annual fee of $65,000, meeting fees and stock options with a value equal to $50,000.

Director Compensation

        Directors who are not officers or employees of the Corporation receive an annual fee of $65,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $80,000. Prior to January 2006, the annual fee for non-employee directors was $50,000, with the Chairs of the Audit and Compensation Committees receiving an annual fee of $60,000 and the Chair of the Governance Committee receiving an annual fee of $65,000. At a director’s option, the annual fee may be paid by the Corporation purchasing shares of its Common Stock in the open market on behalf of the director. Any costs of such purchases are paid by the Corporation. Prior to January 2006, non-employee directors received attendance fees of $1,000 for each meeting of the Board of Directors and $1,000 for each meeting of a committee of the Board of Directors. The Corporation no longer pays meeting fees to directors. In addition, each non-employee director is granted non-qualified stock options every year under the Corporation’s Stock Option Plan for Non-Employee Directors. For grants in respect of service in fiscal year 2006 and subsequent fiscal years, each non-employee director serving as a member of the Board of Directors on the date of the October Board meeting in any year will be granted on the date of such meeting non-qualified stock options with a value equal to $65,000. The valuation of the option is based on the valuation of the options for purposes of the Corporation’s audited financial statements for the current fiscal year. The per share option exercise price is equal to 100% of the fair market value of the Corporation’s Common Stock on the date of grant as determined by the closing price on the day preceding the date of grant. Each option is immediately exercisable in full, has a term of ten years and is transferable to family members during the lifetime of the optionee. The non-employee directors received options on October 19, 2005 to purchase the following numbers of shares at an exercise price of $21.57: Mr. Bode, 1,950 shares; Ms. Boren, 9,300 shares; Mr. Curler, 9,300 shares; Mr. Gaillard, 9,300 shares; Dr. Jemison, 9,300 shares; Mr. McBurney, 9,300 shares; Mr. Palen, 9,300 shares; Mr. Perlman, 9,300 shares; and Dr. White, 9,300 shares.

Director Independence

        The Board of Directors of the Corporation is comprised of a majority of directors who are considered “independent” under applicable NYSE listing standards. This determination has been made based on written answers provided by each of the directors to a director questionnaire regarding relationships and possible conflicts of interest between each of the directors and members of their family and the Corporation.

Corporate Governance

        The Chair of the Governance Committee, currently Mr. Thomas R. McBurney, presides at regularly scheduled executive sessions of the non-management directors. Stockholders wishing to contact the presiding director or the non-management directors as a group may do so by writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address.

        The charters of the Governance, Audit and Compensation Committees and the Principles of Corporate Governance are available on the “About Us” section of the Corporation’s website at www.valspar.com and in print to any stockholder who requests a copy. Requests for copies should be directed to Corporate Secretary, The Valspar Corporation, 1101 Third Street South, Minneapolis, MN 55415.

        The Corporation’s Code of Ethics and Business Conduct is available on the “About Us” section of our website at www.valspar.com. Our Code of Ethics and Business Conduct applies to all of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board of Directors grants any waivers of, or amendments to, the Code of Ethics and Business Conduct to any of our directors or executive officers, the Corporation will disclose these matters through its website.

        The Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments thereto, are available on the “Investor” section of the Corporation’s website at www.valspar.com the same day the reports are filed with the Securities and Exchange Commission.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), requires the Corporation’s directors, executive officers and beneficial owners of more than 10% of the common stock of the Corporation to file with the Securities and Exchange Commission (“SEC”) certain reports regarding their ownership of common stock or any changes in such ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all Section 16(a) forms that they file.

        Based solely on its review of the copies of such reports received by it, and/or written representations from certain reporting persons that no Forms 5 were required for such persons, the Corporation believes that, during the year ended October 28, 2005, and except as set forth below, the reporting persons have complied with all filing requirements of Section 16(a) of the 1934 Act. There was a late filing of one Form 4 on behalf of each of the following executive officers: William L. Mansfield, reporting a stock grant and a stock option grant and Paul C. Reyelts, reporting a stock option grant. These were inadvertent administrative omissions by the Corporation, and each of the Forms 4 was promptly filed upon discovery of the oversight.

EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

        The following table shows, for the fiscal years ended October 28, 2005, October 29, 2004 and October 31, 2003, the cash compensation paid by the Corporation, as well as certain other compensation paid or accrued for those years, to William L. Mansfield, the Corporation’s President and Chief Executive Officer, and each of the four other most highly compensated executive officers of the Corporation and retired Chief Executive Officer, Richard M. Rompala (together with Mr. Mansfield, the “Named Executives”):

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation

					Awards		Payouts

Name and Principal Position*	Year	Salary	Bonus(1)		Restricted Stock Awards(2)(3)	Options (No. of Shares)(4)	LTIP Payouts(5)	All Other Compensation(6)

Richard M. Rompala** Retired Chairman and Chief Executive Officer	2005	$775,000	$1,022,999	(7)	$0	0	$0	$186,114
	2004	973,307	1,618,559	(7)	718,559	0	0	194,303
	2003	900,000	1,254,880	(7)	444,880	0	0	140,631
William L. Mansfield President and Chief Executive Officer	2005	680,173	359,131		998,197	318,000	91,076	86,527
	2004	435,500	220,000		220,000	40,000	110,000	66,092
	2003	391,069	195,000		195,000	36,000	0	66,160
Paul C. Reyelts Executive Vice President and Chief Financial Officer	2005	489,230	159,685		239,527	140,000	97,867	75,987
	2004	402,308	185,000		185,000	40,000	110,939	62,858
	2003	363,856	150,000		150,000	38,000	0	50,524
Steven L. Erdahl Executive Vice President	2005	439,385	149,610		224,416	30,000	91,076	73,361
	2004	419,115	195,000		195,000	32,000	95,091	54,354
	2003	391,069	120,000		120,000	32,000	0	72,478
Rolf Engh Executive Vice President, General Counsel and Secretary	2005	386,692	120,803		181,204	30,000	80,291	68,501
	2004	363,654	165,000		165,000	32,000	90,563	59,701
	2003	343,316	140,000		140,000	32,000	0	57,392
Joel C. Hart Group Vice President	2005	268,769	150,000		225,000	14,400	47,935	43,416
	2004	255,462	135,000		135,000	16,000	60,000	39,635
	2003	245,538	70,000		70,000	16,000	0	46,748

* As of October 28, 2005
** Retired as CEO in February 2005 and as Chairman in July 2005
(1)	Includes, for these fiscal years, cash bonuses under the Incentive Bonus Plan. Does not include bonuses under the Incentive Bonus Plan for these fiscal years received in restricted stock or stock options pursuant to elections under the Key Employee Annual Bonus Plan. See note (3) below and “Board Compensation Committee Report on Executive Compensation.” Also does not include awards under the Key Employee Long-Term Incentive Bonus Program. See Long Term Incentive Plans table below.
(2)	Pursuant to the Key Employee Annual Bonus Plan, each of the Named Executives elected to receive their bonus under the Incentive Bonus Plan for fiscal 2005, 2004 and 2003 in cash, and each Named Executive, other than Mr. Rompala, received an additional restricted stock grant with a value equal to 150% of the amount of the bonus for 2005 and a value equal to the amount of the bonus for 2004 and 2003. Each grant of restricted stock under the Key Employee Annual Bonus Plan is subject to forfeiture if the individual’s employment terminates within three years for any reason other than death, disability, retirement or a change of control. In fiscal 2005, in connection with his appointment as Chief Executive Officer, Mr. Mansfield received a restricted stock grant under the Corporation’s 2001 Stock Incentive Plan of 20,000 shares, which had an aggregate market value of $459,500 on the date of grant. The grant of restricted stock is subject to forfeiture if the individual’s employment terminates on or before February 23, 2008 for any reason other than death, disability or a change in control. See “Board Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”
(3)	As of October 28, 2005, such individuals held the following numbers of shares of restricted stock, with the following market values, based on the closing sale price of the Corporation’s common stock on such date: Mr. Rompala, 0 shares, $-0-; Mr. Mansfield, 50,048 shares, $1,091,046; Mr. Reyelts, 25,350 shares, $552,630; Mr. Erdahl, 23,272 shares, $507,330; Mr. Engh, 23,606 shares, $514,611; and Mr. Hart, 15,390 shares, $335,502. Dividends are paid on shares of restricted stock from the date of grant.
(4)	Options indicated for fiscal 2005, 2004 and 2003 were granted pursuant to the Key Employee Annual Bonus Plan based on a multiple of each individual’s base salary and have been adjusted for the 2-for-1 stock split on September 23, 2005. In fiscal 2005, as additional compensation for their services, Mr. Mansfield and Mr. Reyelts received a stock option grant under the Corporation’s 1991 Stock Option Plan of 250,000 shares and 100,000 shares, respectively. See “Board Compensation Committee Report on Executive Compensation — Compensation of the Chief Executive Officer.”
(5)	Pursuant to The Valspar Corporation Key Employee Long-Term Incentive Bonus Program, each of the Named Executives, other than Mr. Rompala, received a cash bonus based on the achievement by the Corporation of a specified range of earnings per share for a three-year period; November 1, 2002 through October 31, 2005.
(6)	Represents contributions or allocations by the Corporation to defined contribution or savings plans (tax-qualified and supplemental) on behalf of the Named Executive.
(7)	For 2005, includes a cash bonus of $409,200 and $613,799 of restricted stock converted to cash pursuant to separation agreement. For 2004 and 2003, includes allocations of $900,000 and $810,000, respectively, under a deferred compensation plan. See “Termination of Employment and Change in Control Agreements”.

Stock Options

        The following table contains information concerning grants of stock options under the Corporation’s 1991 Stock Option Plan to the Named Executives during fiscal 2005:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term(3)
Name	Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share(2)	Expiration Date

					5%	10%

Richard M. Rompala	0	—	—	—	—	—
William L. Mansfield	250,000	13.6	$22.935	2/23/15	$3,605,300	$9,136,181
	68,000	3.7	21.570	10/19/15	922,278	2,337,141
Steven L. Erdahl	30,000	1.6	21.570	10/19/15	406,887	1,031,092
Paul C. Reyelts	100,000	5.4	22.935	2/23/15	1,442,120	3,654,472
	40,000	2.2	21.570	10/19/15	542,516	1,374,789
Rolf Engh	30,000	1.6	21.570	10/19/15	406,887	1,031,092
Joel C. Hart	14,400	.8	21.570	10/19/15	195,306	494,924

(1)	All options granted become exercisable starting one year from date of grant in one-third increments. Options include the right to pay the exercise price in cash or in previously acquired Common Stock.
(2)	Exercise price is the fair market value of the Corporation’s Common Stock, defined as the closing price on the day preceding the date that the option is granted.
(3)	These assumed values result from certain prescribed rates of stock price appreciation. The actual value of these option grants is dependent on future performance of the Common Stock and overall stock market conditions. There is no assurance that the values reflected in this table will be achieved.

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executives concerning the exercise of options during fiscal 2005 and unexercised options held as of October 28, 2005:

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Unexercised Options at October 28, 2005		Value of Unexercised In-the-Money Options at October 28, 2005(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable

Richard M. Rompala	253,660	$3,687,660	883,592	0	$5,211,878	$0
William L. Mansfield	0	—	413,308	356,666	2,102,802	15,640
Paul C. Reyelts	12,000	11,640	403,828	179,332	2,005,172	9,200
Steven L. Erdahl	36,900	584,939	401,887	61,999	2,054,136	6,900
Rolf Engh	0	—	371,519	61,999	1,927,550	6,900
Joel C. Hart	26,000	168,631	160,219	30,399	772,246	3,312

(1)	The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Corporation’s Common Stock on the date of exercise.
(2)	The value of unexercised in-the-money options is based on the difference between the exercise price of the options and the fair market value of the Corporation’s Common Stock on October 28, 2005.

LONG TERM INCENTIVE PLANS — AWARDS IN LAST FISCAL YEAR

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans

			Threshold ($ or #)(1)	Target ($ or #)(1)	Maximum ($ or #)(1)

Richard M. Rompala	—	—	$0	$0	$0
William L. Mansfield	—	11/01/04 –10/31/07	240,000	600,000	960,000
Paul C. Reyelts	—	11/01/04 –10/31/07	137,813	344,531	551,250
Steven L. Erdahl	—	11/01/04 –10/31/07	101,250	253,125	405,000
Rolf Engh	—	11/01/04 –10/31/07	93,375	233,438	373,500
Joel C. Hart	—	11/01/04 –10/31/07	48,750	121,875	195,000

(1)	The participants in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program have been selected to receive a cash bonus in the range described above based on the achievement by the Corporation of a specified range of earnings per share for the three-year period. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. The threshold and maximum amounts set forth in the table are the minimum and maximum bonus levels for each participant. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment terminated during the performance period due to death, disability or retirement.

EQUITY COMPENSATION PLANS

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity Compensation Plans Approved by Security Holders	12,590,819	$19.34	4,130,460
Equity Compensation Plans Not Approved by Security Holders	None	None	None
Total	12,590,819	$19.34	4,130,460

(1)	The number of securities remaining available for future issuance under equity compensation plans consists of shares issuable under the following corporate plans: The Valspar Corporation 1991 Stock Option Plan, The Valspar Corporation Key Employee Annual Bonus Plan, The Valspar Corporation Stock Option Plan for Non-Employee Directors and the 2001 Stock Incentive Plan. If the stockholders approve the amendment to the 1991 Stock Option Plan, the number of securities remaining available for future issuance under equity compensation plans will be increased to 9,130,460.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

        The Corporation has entered into agreements with certain key employees, including the Named Executives, providing for the continued employment of such executives for a period of up to two years following a change in control of the Corporation. During such two-year period, executives would continue to be employed and compensated commensurate with their positions and compensation prior to the change in control. Each agreement continues in effect until the earlier of (i) a termination of the executive’s employment prior to the occurrence of a change in control or (ii) a payment event shall have occurred and the Corporation shall have satisfied all of its obligations under the agreement. Payment event means the occurrence of a change in control coincident with or followed at any time before the end of 24-month period immediately following the month in which the change in control occurred, by the termination of the executive’s employment with the Corporation or a subsidiary for any reason other than: (a) by the executive without good reason; (b) by the Corporation as a result of the disability of the executive or for cause; or (c) as a result of the death of the executive. Payments required under each agreement include a severance payment amount which, in the case of the Named Executives, is equal to: (a) the higher of: (i) three times the sum of the executive’s annual base salary (for Mr. Hart, two times the sum of his annual base salary) in effect prior to the change in control and the target potential amount payable to the executive under all incentive compensation plans with a performance period commencing coincident with or most recently prior to the date on which a payment event occurs, assuming continuous employment until the end of the performance period (the “applicable incentive amount”) or (ii) three times the executive’s annual base salary (for Mr. Hart, two times his annual base salary) in effect prior to the payment event and the applicable incentive amount; plus (b) the pro rata portion of the applicable incentive amount for the year during which the termination occurs. The Corporation will also pay any excise taxes that the executive may incur as a result of such payments, and any income and excise taxes on such excise tax payments.

        On June 22, 2005, the Corporation established an unfunded supplemental executive retirement plan for William L. Mansfield (the “Mansfield SERP”), the Corporation’s President and Chief Executive

Officer. The Mansfield SERP was designed to provide additional benefits upon retirement of Mr. Mansfield at or after age 60 tied to a fixed percentage of the highest average base salary and annual cash incentive bonus for a five year period. Mr. Mansfield will be entitled to receive the benefits under the Mansfield SERP if his employment terminates due to death, disability, change in control of the Corporation, normal retirement at or after age 60 or involuntary termination by the Corporation other than for cause. The Corporation’s obligation to pay the Mansfield SERP benefit is unfunded and unsecured. The Mansfield SERP benefit will consist of a lump sum payment following termination of employment, equal to the actuarial equivalent of a monthly annuity for Mr. Mansfield’s life expectancy based on percentages of Mr. Mansfield’s five-year average compensation, with such percentages ranging from 25% of the average compensation upon retirement at age 60 or less to 40% of the average compensation upon retirement at age 65.

        Richard M. Rompala retired as the Corporation’s Chief Executive Officer on February 23, 2005 and as Chairman on July 31, 2005. On February 23, 2005, the Corporation entered into a separation agreement with Mr. Rompala that provides for various payments and other consideration in respect of Mr. Rompala’s retirement. The agreement also includes non-competition and non-solicitation covenants in favor of the Corporation. In fiscal 2005, Mr. Rompala was paid base salary of $573,076, final vacation pay of $76,923, a bonus of $718,559 related to fiscal 2004 performance, a severance payment of $125,000 and a payment of $160,514 in lieu of a partial match by the Corporation of Mr. Rompala’s contributions to a defined contribution plan. In fiscal 2006, Mr. Rompala was paid a bonus of $1,022,999 related to fiscal 2005 performance, a severance payment of $200,000 and a payment of $45,014 in lieu of a partial match by the Corporation of Mr. Rompala’s contributions to a defined contribution plan. For the 883,592 stock options granted to Mr. Rompala from 1998 to 2001, he will remain entitled to exercise those options for the periods set forth in the agreements. The agreement vested Mr. Rompala upon retirement in 44,732 shares of restricted stock scheduled to vest in 2006, 18,114 shares of restricted stock scheduled to vest in 2007 and 29,840 shares of restricted stock scheduled to vest in 2008. The agreement also contains, among other things, an option for Mr. Rompala to elect retiree medical insurance for life and dental and life insurance through January 2007.

        On October 29, 2001, the Corporation established The Valspar Corporation Supplemental Executive Retirement Plan for Mr. Rompala (the “Rompala SERP”), a non-qualified unfunded retirement plan, as amended and restated on January 1, 2005. Under the Rompala SERP, Mr. Rompala elected to receive a lump sum payment of $5,592,800 on February 1, 2006, which date is six months and one day after his separation of service from the Corporation.

        On December 10, 2002, the Corporation established The Valspar Corporation Deferred Compensation Plan for Mr. Rompala (the “Deferred Comp Plan”), a non-qualified unfunded deferred compensation plan, as amended and restated on January 1, 2005. Under the Deferred Comp Plan, the Corporation credited to Mr. Rompala’s deferred compensation account an amount equal to 90% of his then current base salary. Interest accrues on Mr. Rompala’s deferred compensation account at the rates described in the Deferred Comp Plan. The Deferred Comp Plan was established for Mr. Rompala in lieu of stock options under the Corporation’s Key Employee Annual Bonus Plan. Under the Deferred Comp Plan, Mr. Rompala will receive on February 1, 2006 a lump sum payment of approximately $2,780,848, which includes interest accrued through the date of payment.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors (the “Committee”) is comprised entirely of independent directors within the listing standards of the New York Stock Exchange. The Committee is responsible for setting and administering the policies which govern both annual compensation and stock ownership programs. The Corporation’s incentive plans are designed to condition a significant amount of an executive’s compensation on the performance of the executive and of the Corporation as a whole. The compensation plans are also designed to encourage employee stock ownership. The Committee believes such ownership effectively motivates executives to increase stockholder value and aligns the interests of employees with those of the stockholders. In its administration of the various compensation plans, the Committee focuses on these goals of tying compensation to performance and encouraging executive stock ownership.

Compensation of Executive Officers

        Salary.    In setting each executive officer’s base salary, the Committee considers quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to the executive’s duties and responsibilities. The Committee also uses compensation studies provided by an independent consultant to compare the salary of its executive officers with salaries of executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 19 and 20. The purpose of using these studies is to assure that the Corporation’s compensation of executive officers reflects financial performance and is competitive with compensation offered by comparable companies. The base salary of the Named Executives, other than Mr. Rompala, increased by an average of 20.7% from fiscal 2004 to fiscal 2005, reflecting promotions for certain Named Executives, including Mr. Mansfield’s appointment as President and Chief Executive Officer. The Committee does not use the market value or performance of the Corporation’s Common Stock as a direct factor in determining the base salaries or bonuses of the executive officers.

        Bonus Programs.    Since prior to fiscal 1988, the Corporation has had a policy of granting incentive bonuses to its key employees (including executive officers), referred to as the “Incentive Bonus Plan.” In the first quarter of each fiscal year, specific performance targets are identified for each participant in the Incentive Bonus Plan, including both general corporate measures of performance (such as sales, profits, expense control, unit growth and return on equity) and specific measures of performance within the participant’s area of responsibility. After the end of such fiscal year, if the participant remains employed by the Corporation, a bonus not to exceed a specified percentage of the participant’s salary (capped at 75.0% – 137.5% for executive officers in fiscal 2005) will be paid, depending on the level of achievement of the participant’s performance targets. For executive officers, general corporate performance measures and specific measures within the executive’s area of responsibility are included. Among these corporate performance measures, net income is generally weighted most heavily. The bonuses paid for fiscal 2005 by the Named Executives, other than Mr. Rompala, under the Incentive Bonus Plan ranged from 31.2% to 55.8% of salary.

        Pursuant to the Key Employee Annual Bonus Plan (the “Key Employee Plan”), adopted for fiscal 1993 and subsequent years, the Committee may select those key employees (including executive officers) who are eligible to participate in the plan. Twenty-five employees, including all executive officers, were selected to participate for fiscal year 2005 in the plan. For fiscal 2005, the Key Employee Plan is comprised of four elements: a stock option grant, a cash bonus, a restricted stock award equal to the cash bonus (officers award equal to 150% of cash bonus) and, for some employees (including the Named Executives), an award under the LTIP (as defined below). In addition, 441 employees were selected to participate in the Annual Option Bonus Plan, in which a participant receives stock options, with the number of options calculated so that the value of the options equals a percentage of base salary for the fiscal year based on performance.

        Participants in the Key Employee Plan receive a nonqualified stock option, with the value of shares subject to the option calculated as a multiple of base salary for the fiscal year. For fiscal 2005, for employees who qualify for participation in The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”) as described below, including the Named Executives, the option was reduced by 50%, and the other 50% of the value of the option was awarded in the form of a LTIP award. The value of the shares subject to options for fiscal 2005 bonuses ranged from 125% to 200% of the 2005 base salary for the Named Executives, after the 50% reduction of the option as a result of the LTIP award. These options were granted in October 2005 with an exercise price based on the fair market value of the Corporation’s Common Stock at the closing price on the day preceding the date of grant.

        As to the cash bonus element of the Key Employee Plan, each participant could elect prior to the beginning of fiscal 2005 to convert all or any portion of his or her cash bonus under the Incentive Bonus Plan into a grant of restricted stock. The participant was required to be employed on the last day of fiscal 2005 to receive the restricted stock grant for that fiscal year, and the restricted stock was granted in January 2006. The restricted stock is forfeitable for three years from the date of grant if the participant’s employment with the Corporation terminates for any reason other than death, disability, retirement or a change in control of the Corporation. In addition, for fiscal 2005, participants in the Key Employee Plan who were officers received a restricted stock grant equal to 150% of their cash bonus (100% of cash bonus for non-officers) and having the same forfeiture provisions as described above.

        On January 22, 2002, the Committee approved The Valspar Corporation Key Employee Long-Term Incentive Bonus Program (the “LTIP”). The purpose of the LTIP is to provide long-term incentives for the participants and to reduce dependence on stock option grants as a component of executive compensation. Nineteen officers of the Corporation, including all of the Named Executives other than Mr. Rompala, were selected in fiscal 2005 for an award that will provide a future cash bonus based on the achievement by the Corporation of a specified range of earnings per share for the three-year period ending in fiscal 2007. The Compensation Committee has the authority to accelerate the achievement of performance goals or make other adjustments it deems appropriate. In December 2005, the LTIP was amended to allow the Committee to modify the performance goal after the performance goal was established for a performance period, if deemed necessary by the Committee to accomplish the purposes of the LTIP. To be eligible to receive the award, the participant must be an active employee of the Corporation on the last day of the performance period, provided that the participant will receive a prorated amount if his or her employment is terminated during the performance period due to death, disability or retirement. The ranges of bonuses awarded to each of the Named Executives in fiscal 2005 are described under “Executive Compensation — Long Term Incentive Plans — Awards in Last Fiscal Year” above. These bonuses will be paid after the end of the three-year performance period in October 2007. For fiscal 2005, these awards were calculated so that the “target” payout was increased by an additional 50% to align overall compensation with comparable companies.

        Option Programs.    In 1991, the Corporation’s stockholders approved the adoption of the Corporation’s 1991 Stock Option Plan. Currently, 20,000,000 shares of common stock are reserved for issuance upon exercise of options granted thereunder. At the Annual Meeting, the stockholders are considering a proposal to increase the shares reserved under the 1991 Plan by 5,000,000 shares. See “Proposal Two — Approval of Increase in Shares Reserved Under the 1991 Stock Option Plan”. Options granted under the 1991 Plan are granted at exercise prices equal to the fair market value of the Corporation’s common stock at the closing price on the day preceding the date of grant. The options granted to the Named Executives in 2005 were determined under the Key Employee Plan as described under “Bonus Programs” above.

        Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally limits to $1 million the tax deductibility of compensation paid by a public company to its chief executive and four other most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation. The Committee considers the deductibility of compensation arrangements as one factor in executive compensation decisions for executives. However, deductibility is not the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation. The provisions of the 1991 Stock Option Plan and the Key Employee Plan are intended to permit compensation income of the Named Executives received under such plans to be deductible by the Corporation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Corporation may enter into compensation arrangements under which compensation in excess of $1 million is not deductible under Section 162(m).

Compensation of the Chief Executive Officer

        On January 14, 2005, the Corporation entered into an employment agreement with William L. Mansfield, who was an officer of the Corporation at the time, to become President and Chief Executive Officer effective February 23, 2005 (the “Commencement Date”). Effective on the Commencement Date, Mr. Mansfield’s base salary was established at $800,000 per year, and he is entitled to receive annual bonuses under the Corporation’s Incentive Bonus Plan depending on corporate performance measures, based on net income, net sales and modified cash flow. On the Commencement Date, the Corporation granted to Mr. Mansfield options to purchase 250,000 shares of our common stock under the 1991 Stock Option Plan, at an exercise price equal to the closing price of our common stock on the trading day prior to that date, with these options to vest in equal annual installments over three years from the date of grant. The Corporation also granted to Mr. Mansfield 20,000 shares of restricted stock under the 2001 Stock Incentive Plan, with the shares to vest three years from the date of grant. The options and restricted stock grants reported herein are adjusted for the 2-for-1 stock split on September 23, 2005. Mr. Mansfield will continue to participate in the Key Employee Plan and the LTIP.

        In setting Mr. Mansfield’s base salary, the Committee considered quantitative measures related to the Corporation’s financial performance as well as a number of qualitative measures related to Mr. Mansfield’s duties and responsibilities. The Committee also compared Mr. Mansfield’s salary with salaries of chief executive officers of other companies of similar size and profitability, including, but not limited to, the companies in the peer group used in connection with the Stock Performance Graphs on pages 19 and 20. Mr. Mansfield’s base salary increased approximately 56.2% from fiscal 2004 to fiscal 2005. This increase reflects an adjustment to Mr. Mansfield’s base salary made in consideration of his change in position and responsibilities as of February 23, 2005 to President and Chief Executive Officer. In addition, a portion of the increase reflected general corporate performance, based on sales, profits, expense control, unit growth and return on equity. The Corporation also granted an incentive bonus to Mr. Mansfield under the Incentive Bonus Plan. Mr. Mansfield’s performance targets included net income, net sales and modified cash flow. Mr. Mansfield was eligible for a bonus of up to 137.5% of his salary, depending upon the level of achievement of these performance targets. Net income of the Corporation was weighted most heavily in connection with Mr. Mansfield’s compensation. Mr. Mansfield’s bonus earned under the Incentive Bonus Plan for fiscal 2005 was $359,131, or 52.8% of his salary. Under the terms of the Key Employee Plan, Mr. Mansfield elected to receive the bonus in cash and also received a grant of restricted stock with a fair market value equal to 150% of the amount of the bonus. He also received stock options in October 2005 under the formula provided in the Key Employee Annual Bonus Plan. The value of the shares subject to these options for Mr. Mansfield’s fiscal 2005 bonus was 200% of his 2005 base salary.

        As described under “Termination of Employment and Change in Control Agreements,” on June 22, 2005, the Corporation established a supplemental non-qualified unfunded retirement plan (the “Mansfield SERP”) for Mr. Mansfield. The Mansfield SERP provides for a lump-sum payment to Mr. Mansfield upon his retirement or in certain other circumstances.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS:

Susan S. Boren Charles W. Gaillard Thomas R. McBurney	Gregory R. Palen Lawrence Perlman — Chair

BOARD AUDIT COMMITTEE REPORT

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to accounting, reporting practices and the quality and integrity of the financial reports and other publicly disseminated financial information of the Corporation. In this context, the Audit Committee has met with management (including the Chief Executive Officer, Chief Financial Officer and Director of Internal Audit) and Ernst & Young LLP, the Corporation’s independent public accountants (“Independent Auditors”).

        The Audit Committee held meetings with the Corporation’s internal auditors and Independent Auditors, both in the presence of management and privately, to discuss the overall scope and plans for their respective audits, the results of their examinations, the evaluations of the Corporation’s internal controls, the overall quality of the Corporation’s financial reports, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the Independent Auditors. The Audit Committee also discussed with the Independent Auditors the matters required by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

        With respect to independence, the Audit Committee has received the written disclosures from the Independent Auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the Independent Auditors their independence.

        Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, (i) the selection of the Independent Auditors for the 2006 fiscal year and (ii) that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended October 28, 2005 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE CORPORATION’S BOARD OF DIRECTORS:

John S. Bode Susan S. Boren Jeffrey H. Curler — Chair	Mae C. Jemison Thomas R. McBurney Richard L. White

Stock Performance Graphs

        The graphs below compare the Corporation’s cumulative total shareholder return for the last five fiscal years and the last ten fiscal years with the cumulative total return of (1) the Standard & Poor’s 500 Stock Index and (2) a Peer Group of companies selected by the Corporation on a line-of-business basis. The graphs assume the investment of $100 in the Corporation’s Common Stock, the S&P 500 Index and the Peer Group at the end of fiscal 2000 and fiscal 1995, respectively, and the reinvestment of all dividends.

        The companies selected to form the peer group index are: PPG Industries, Inc.; Rohm and Haas Company; Ferro Corporation; NL Industries, Inc.; H.B. Fuller Company; The Sherwin-Williams Company; RPM, Inc.; and Detrex Corporation. Grow Group, Inc., Guardsman Products, Inc., Pratt & Lambert, Inc., Lawter International, Inc. and Lilly Industries, Inc. were excluded from the Peer Group as a result of being acquired, and Standard Brands Paint Company was excluded as a result of bankruptcy.

        The Corporation included the ten-year graph because it believes the ten-year graph provides useful information regarding performance of the Corporation’s Common Stock over an extended period.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

	Cumulative Total Return

	2000	2001	2002	2003	2004	2005

Valspar	$100	$125	$158	$183	$181	$174
Peer Group	$100	$111	$119	$143	$166	$168
S&P 500	$100	$75	$64	$77	$84	$92

Assumes $100 invested on October 31, 2000 in the Common Stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
Among The Valspar Corporation, the S&P 500 Index and a Peer Group

	Cumulative Total Return

	1995	1996	1997	1998	1999	2000	2001	2002	2003	2004	2005

Valspar	$100	$128	$155	$150	$163	$150	$187	$236	$274	$272	$261
Peer Group	$100	$131	$146	$154	$159	$134	$150	$160	$193	$224	$226
S&P 500	$100	$124	$164	$200	$251	$267	$200	$170	$205	$225	$244

Assumes $100 invested on October 31, 1995 in the common stock of The Valspar Corporation, the S&P 500 Index and the Peer Group, including reinvestment of dividends.

PROPOSAL NUMBER TWO

Approval of Increase in Shares Reserved Under the 1991 Stock Option Plan

        In December 2005, the Corporation’s Board of Directors amended the 1991 Stock Option Plan (the “Plan”), subject to approval by the stockholders, to increase the total number of shares reserved for issuance upon exercise of options to be granted under the Plan. The amendment increases the total number of shares available for stock option grants by 5,000,000 shares to a total of 25,000,000 shares.

Summary of the 1991 Stock Option Plan

        On February 27, 1991, the stockholders of the Corporation adopted the Plan. The purpose of the Plan is to promote the success of the Corporation by facilitating the employment and retention of competent personnel and by furnishing incentives to employees and others upon whose efforts the success of the Corporation will depend to a large degree by encouraging stock ownership to increase such individuals’ proprietary interest in the Corporation’s success.

        Term.    Incentive stock options may be granted pursuant to the Plan through December 7, 2015. Nonqualified Stock Options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the Board of Directors.

        Administration.    The Plan shall be administered by a committee (the “Committee”), appointed from time to time by the Corporation’s Board of Directors (the “Board”), consisting of not less than two members of the Board. Each Committee member shall be (a) non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor Rule and (b) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. The Plan vests broad powers in the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the type, form and conditions of the options (which may vary from optionee to optionee). The Board has appointed the Compensation Committee to serve as the Committee administering the Plan. The Corporation’s Chief Executive Officer may, on a discretionary basis and without Committee review or approval, grant options to purchase up to 5,000 shares each to new employees of the Corporation who are not officers of the Corporation. Such discretionary option grants shall not exceed 25,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Officer shall determine from time to time (i) the new employees to whom grants will be made, (ii) the number of shares to be granted, and (iii) the terms and provisions of each option (which need not be identical).

        Eligibility.    All salaried officers and employees of the Corporation or any subsidiary of the Corporation, and all other persons performing services for the Corporation (including directors, consultants or advisors) are eligible to receive options under the Plan. At fiscal year-end, the Corporation had approximately 7,540 employees and an undetermined number of advisors or consultants.

        Options.    When an option is granted under the Plan, the Committee in its discretion will specify the number of shares of common stock which may be purchased upon exercise of the option, the option price (which may not be less than 100% of the fair market value of the Corporation’s Common Stock at the closing price on the day preceding the date of grant), the term of the option and whether it will be an incentive or nonqualified stock option. The closing sale price of the Corporation’s Common Stock was $24.67 on December 30, 2005.

        The term during which the option may be exercised and whether the option will be exercisable immediately, in stages, or otherwise will be set by the Committee when the option is granted, but in no event will the term of an incentive stock option exceed ten years. Except as otherwise provided by the Committee, options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the optionee, optionee’s legal representative or guardian or a permitted transferee may exercise the option. The Committee may impose additional or alternative conditions and restrictions on the incentive or nonqualified stock options granted under the Plan; however, each incentive stock option must contain such limitations and restrictions upon its exercise as are necessary to ensure that the option will be an incentive stock option as defined under the Code. Upon any change of control, each option becomes immediately exercisable in full for the remainder of the term without regard to any vesting or installment exercise provisions then applicable to the option.

        Upon exercise of an option under the Plan, the exercise price is to be paid in cash, by check or by surrender (or deemed surrendered through attestation) of previously acquired shares of common stock of the Corporation which have been owned for more than six months on the date of surrender valued at the fair market value at the closing price on the day preceding the date of exercise.

        Amendment.    The Board of Directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, however, that no such revision or amendment shall impair the terms and conditions of any option which is outstanding on the date of such revision or amendment to the material detriment of the optionee without the consent of the optionee. In addition, no such revision or amendment may, without the approval of the Corporation’s stockholders, (i) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events; (ii) change the designation of the class of individuals eligible to receive options; or (iii) materially increase the benefits accruing to optionees under the Plan. Furthermore, the Plan may not, without approval of the Corporation’s stockholders, be amended in any manner which will cause the incentive stock options to fail to meet the requirements of incentive stock options as defined under the Code.

        The Committee may equitably adjust the maximum number of shares of Common Stock reserved for issuance under the Plan, the number of shares covered by each outstanding option and the option price per share in the event of stock splits or consolidations, stock dividends or other transactions in which the Corporation receives no consideration. The Committee may also provide for the protection of optionees in the event of a merger, liquidation or reorganization of the Corporation.

Federal Income Tax Consequences of the Plan

        Some of the options to be granted to employees pursuant to the Plan may be intended to qualify as “incentive” stock options under Section 422 of the Internal Revenue Code. Under such Section, the optionee realizes no taxable income when the incentive stock option is granted. In addition, an optionee generally will not realize taxable compensation income upon the exercise of an incentive stock option if he or she exercises it as an employee or within three months after termination of employment (or within one year after termination if the termination results from a permanent and total disability). The amount by which the fair market value of the shares purchased exceeds the aggregate option price at the time of exercise will be alternative minimum taxable income for purposes of applying the alternative minimum tax. If the optionee does not dispose of the shares acquired upon such exercise for a period of two years from the granting of the incentive stock option and one year after exercise of the option, the optionee will not realize any taxable income until he or she sells the shares. If the applicable holding periods are not satisfied, then any gain realized in connection with the disposition of such stock will generally be taxable as ordinary compensation income in the year in which the disposition occurred, to the extent of the difference between the fair market value of such stock on the date of exercise and the option exercise price. The Corporation is entitled to a tax deduction only to the extent, and at the time, the participant realizes compensation income. The balance of any gain will be characterized as a capital gain.

        Nonqualified stock options granted under the Plan are not intended to and do not qualify for the tax treatment described above for incentive stock options. Under present law, an optionee will not realize any taxable income on the date an option is granted to the optionee pursuant to the Plan. Upon exercise of the option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value on the date of exercise. Upon the sale of shares, any resulting gain or loss will be treated as capital gain or loss. The Corporation will receive a deduction in its fiscal year in which options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising options.

Stock Option Grants Under the 1991 Stock Option Plan

        The maximum number of shares currently reserved for option grants under the Plan is 20,000,000. Option shares reacquired by the Corporation (primarily through expiration and forfeiture of options) are also available for future option grants. To date, 20,575,332 option shares have been granted under the Plan and 1,705,954 shares have again become available under the Plan, leaving 1,130,622 shares of unissued and reacquired shares available for future option grants. On adoption of the proposed amendment, the maximum aggregate number of shares reserved under the Plan will be increased by 5,000,000, to 25,000,000 shares. The following table sets forth information as to the stock options granted in October 2005 to each of the Named Executives and each of the groups described below.

STOCK OPTION GRANTS IN OCTOBER 2005 UNDER THE 1991 STOCK OPTION PLAN

Name of Individual or Number in Group	Position as of October 28, 2005	Number of Option Shares Granted

Richard M. Rompala	Retired Chairman and CEO	0
William L. Mansfield	President and CEO	68,000
Paul C. Reyelts	Executive Vice President	40,000
Steven L. Erdahl	Executive Vice President	30,000
Rolf Engh	Executive Vice President	30,000
Joel C. Hart	Group Vice President	14,400
All executive officers as a group, consisting of 7 persons		232,000
Non-executive employee group		1,218,120

Executive officers generally receive annual option grants under the Key Employee Annual Bonus Plan, according to the formula described under “Board Compensation Committee Report on Executive Compensation — Compensation of Executive Officers — Bonus Programs” above.

Vote Required

        The Board recommends that the stockholders approve the increase in the shares reserved under The Valspar Corporation 1991 Stock Option Plan. The affirmative vote of the majority of the shares represented at the Annual Meeting and entitled to vote is required for approval.

PROPOSAL NUMBER THREE

Appointment of Auditors

        The Board of Directors has appointed Ernst & Young LLP to examine the Corporation’s consolidated financial statements for the fiscal year ending October 27, 2006. Ernst & Young LLP acted as the Corporation’s auditors for the fiscal year ended October 28, 2005. A representative of Ernst & Young LLP is expected to be present at the 2006 annual meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

Auditor Fee Information

Audit Fees
Fees for audit services totaled approximately $2,235,459 in 2005 and approximately $1,423,307 in 2004, which includes fees associated with the annual financial statement audit, audit of internal controls over financial reporting for fiscal 2005, the reviews of the Corporation’s quarterly reports on Form 10-Q, and registration statements filed with the SEC.

Audit-Related Fees
Fees for audit-related services totaled approximately $32,492 in 2005 and approximately $38,150 in

2004. Audit-related services principally include accounting and reporting assistance, as well as other audits required by contract or regulation.

Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning totaled approximately $680,974 in 2005 and approximately $954,079 in 2004.

All Other Fees
The Corporation did not incur fees except as indicated in the above categories.

Pre-Approval of Services by Independent Auditors

        As permitted under applicable law, the Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by the Independent Auditors. As provided in the Charter of the Audit Committee, and in order to maintain control and oversight over the services provided by the Independent Auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the Independent Auditors and not to engage the Independent Auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to the Audit Committee Chair, but any decision by the Committee Chair on pre-approval must be presented to the full Audit Committee at its next scheduled meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

        Stockholders of record on December 30, 2005 will be entitled to receive notice of and vote at the meeting. As of the record date, there were outstanding and entitled to be voted at the meeting 100,899,137 shares of Common Stock, each share being entitled to one vote.

Share Ownership of Certain Beneficial Owners

        The following information concerning ownership of Common Stock of the Corporation is furnished as of the record date, unless otherwise indicated, with respect to all persons known by the Corporation to be the owner, of record or beneficially, of more than five percent of the outstanding Common Stock of the Corporation. Unless otherwise indicated, the stockholders listed in the table below have sole voting and investment powers with respect to the shares indicated.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars Los Angeles, CA 90067	8,868,758	(1)	8.8%
Barclays Global Investors, NA and Fund Advisors 45 Fremont Street San Francisco, CA 94105	7,156,466	(2)	7.1%
C. Angus Wurtele 80 South 8th Street Minneapolis, MN 55402	6,056,014	(3)	6.0%

(1)	Shares reported on Schedule 13G as of December 31, 2004. Kayne Anderson Rudnick Investment Management, LLC, an investment adviser, reports sole voting and dispositive power over such shares.
(2)	Shares reported on Schedule 13G as of December 31, 2004. Barclays Global Investors, NA and Fund Advisors report sole voting power over 6,236,862 shares and sole dispositive power over 7,156,466 shares. The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.
(3)	Shares reported on Schedule 13G as of December 31, 2004. Includes 38,400 shares owned by Mr. Wurtele’s wife.

Share Ownership of Management

        The following table lists, as of December 30, 2005, the beneficial ownership of Common Stock for all directors, each of the Named Executives and all directors and executive officers as a group. Except as otherwise indicated, no director or executive officer individually owns as much as 1% of the total outstanding shares of Common Stock.

Name	Shares(1)		Name	Shares(1)
John S. Bode	2,699	(2)	William L. Mansfield	550,109	(3)
Susan S. Boren	84,788	(2)	Thomas R. McBurney	84,704	(2)
Jeffrey H. Curler	75,431	(2)	Gregory R. Palen	88,957	(2)(5)
Rolf Engh	472,996	(3)	Lawrence Perlman	67,803	(2)
Steven L. Erdahl	574,725	(3)(4)	Paul C. Reyelts	1,198,763	(3)(6)(7)
Charles W. Gaillard	61,559	(2)	Richard M. Rompala	1,288,789	(3)(7)
Joel C. Hart	181,084	(3)	Richard L. White	56,037	(2)
Mae C. Jemison	33,769	(2)

All directors and executive officers as a group				5,291,965	(2)(3)(7)

(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to shares shown as beneficially owned.
(2)	Includes shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s Stock Option Plan for Non-Employee Directors, as follows: Mr. Bode, 1,950 shares; Ms. Boren, 53,100 shares; Mr. Curler, 53,000 shares; Mr. Gaillard, 45,900 shares; Dr. Jemison, 32,000 shares; Mr. McBurney, 60,300 shares; Mr. Palen, 50,500 shares; Mr. Perlman, 49,800 shares; Dr. White, 43,400 shares.
(3)	Includes shares indirectly owned as of October 31, 2005 through the Valspar 401(k) Employee Stock Ownership Trust and the Valspar Profit Sharing Retirement Plan, respectively, and over which each participant has sole voting power, as follows: Mr. Rompala — 11,389 and 9,690; Mr. Mansfield — 559 and 0; Mr. Reyelts — 81,551 and 26,292; Mr. Erdahl — 1,072 and 0; Mr. Engh — 12,901 and 0; Mr. Hart — 5,475 and 0; and executive officers as a group, 125,233 and 36,425. Also includes the following numbers of shares which may be acquired within 60 days by exercise of outstanding options under the Corporation’s stock option plans, as follows: Mr. Rompala, 883,592 shares; Mr. Mansfield, 496,642 shares; Mr. Reyelts, 425,162 shares; Mr. Erdahl, 401,887 shares; Mr. Engh, 371,519 shares; Mr. Hart, 160,219 shares; and executive officers as a group, 3,133,394 shares.
(4)	Includes 42,846 shares owned by Mr. Erdahl’s wife and 7,040 shares held in trust for their son.
(5)	Includes 240 shares owned by Mr. Palen’s wife.
(6)	Includes 60,160 shares owned by Mr. Reyelts’ wife and 1,000 shares for which Mr. Reyelts’ wife is custodian for their minor children.
(7)	Percentages of the outstanding shares of Common Stock beneficially owned by these persons are as follows: Mr. Reyelts, 1.2%; Mr. Rompala, 1.3%; all directors and executive officers as a group, 5.2%.

ADDITIONAL INFORMATION

Other Business

        Management is not aware of any matters to be presented for action at the meeting, except matters discussed in the Proxy Statement. If any other matters properly come before the meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting the proxies.

2007 Stockholder Proposals

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, a stockholder proposal must be received by the Corporation in its principal executive offices on or before September 22, 2006 in order to be considered timely and included in the Corporation’s proxy statement for its 2007 Annual Meeting of Stockholders. Additionally, if the Corporation receives notice of a stockholder proposal after December 6, 2006, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e), and the persons named in proxies solicited by the Board of Directors of the Corporation for its 2006 Annual Meeting of Stockholders may exercise discretionary voting power with respect to such proposal.

Ability of Stockholders to Communicate with the Corporation’s Board of Directors

        The Corporation’s Board of Directors has established several means for stockholders and others to communicate with the Corporation’s Board of Directors. If the stockholder has a concern regarding the Corporation’s financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairman of the Audit Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If the concern relates to the Corporation’s governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Governance Committee in care of the Corporation’s Secretary at the Corporation’s headquarters address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of the Corporation’s Secretary at the Corporation’s headquarters address. All stockholder communications will be sent to the applicable director(s).

        The Corporation schedules its Annual Meeting of Stockholders concurrent with a regularly scheduled Board of Directors Meeting and expects its directors to attend the Corporation’s Annual Meeting of Stockholders. Nine directors (out of ten) attended last year’s Annual Meeting of Stockholders.

By Order of the Board of Directors,

ROLF ENGH,
Secretary

Minneapolis, Minnesota
January 20, 2006

PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE
OR
VOTE VIA THE INTERNET OR TELEPHONE

Appendix A

THE VALSPAR CORPORATION
1991 STOCK OPTION PLAN

1.	PURPOSES OF THE PLAN

The purposes of the 1991 Stock Option Plan (the “Plan”) are (i) to enhance the ability of The Valspar Corporation (the “Company”) and its subsidiary companies to attract and retain superior personnel and (ii) to stimulate and reward their interest and initiative. The Plan is designed to enable key officers and employees, and certain other key individuals who perform services for the Company, to contribute to the Company’s strategic performance objectives by making such individuals eligible to receive options to purchase common stock of the Company as provided herein. Subject to the provisions of the Plan, options may contain such terms and conditions as shall be required so as to be either nonqualified stock options or incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Subject to such limits as may be imposed by existing or future laws or by the Plan, nonqualified stock options or incentive stock options or both may be granted to eligible individuals.

2.	STOCK SUBJECT TO THE PLAN

Shares to be issued under the Plan shall be common stock of the Company (par value $.50 per share) (“common stock”), not to exceed a maximum of 20,000,000 shares, and may be unissued shares or reacquired shares. If any options granted under the Plan expire or terminate without having been exercised in full, such unpurchased shares shall be available for other option grants. If shares of common stock are delivered as full or partial payment upon exercise of an option, the number of shares so delivered shall again be available for other option grants.

3.	ADMINISTRATION

The Plan shall be administered by a committee (the “Committee”), appointed from time to time by the Company’s Board of Directors (the “Board”), consisting of not less than two members of the Board. Each Committee member shall be (a) non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) or any successor Rule and (b) an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. Except as provided below, the Committee shall determine from time to time (i) the individuals to whom grants will be made; (ii) the number of shares to be granted; and (iii) the terms and provisions of each option (which need not be identical). Except as provided below, each grant shall be in such form and content as the Committee shall determine.

The Committee may from time to time adopt rules for carrying out the Plan and for its interpretation and construction which rules shall be final, conclusive and binding on all parties. All determinations of the Committee shall be made by a majority of the Committee. Any determination reduced to writing and signed by all members shall be as effective as if it had been made by a majority vote at a duly constituted meeting.

The Company’s Chief Executive Officer may, on a discretionary basis and without Committee review or approval, grant options to purchase up to 5,000 shares each to new employees of the Company who are not officers of the Company. Such discretionary option grants shall not exceed 25,000 shares in total in any fiscal year. Subject to the foregoing limitations, the Chief Executive Office shall determine from time to time (i) the new employees to whom grants will be made, (ii) the number of shares to be granted, and (iii) the terms and provisions of each option (which need not be identical).

4.	ELIGIBILITY

Options will be granted only to salaried officers and employees of the Company or of a subsidiary (as defined in Section 425 of the Code) and to any other individual who performs services for the Company and contributes to its strategic performance objectives, including, without limitation, members of the Board of Directors, consultants and advisors (“Optionee”); provided, however, that a consultant or advisor shall not be eligible to receive stock options hereunder unless such consultant or advisor renders bona fide services to the Company or a subsidiary and such services are not in connection with the offer or sale of securities in a capital-raising transaction.

Notwithstanding any other provisions of the Plan, the maximum number of shares of Common Stock that may be covered by option grants to a person covered by Section 162(m) of the Code during any fiscal year shall be 500,000 shares.

5.	OPTION PRICE

The exercise price of each option shall be not less than 100% of the fair market value of the common stock at the closing price on the day preceding the date that such option is granted.

6.	EXERCISE OF OPTION

The Committee may prescribe at the time of grant that the option will be exercisable in full or in installments at any time or from time to time. Optionee is not required to exercise options in the sequential order that the options were granted. An option shall be exercised by written notice in a form designated by the Company accompanied by full payment of the purchase price. All or part of the purchase price may be paid by surrender (or deemed surrender through attestation) of previously acquired shares of common stock which has been owned for more than six months on the date of surrender valued at the fair market value at the closing price on the day preceding the date of exercise. Until an option is exercised and the stock certificate issued, the Optionee shall have no rights as a stockholder with respect to such option.

7.	WITHHOLDING OF TAXES

Upon exercise of an option, the Optionee shall (i) pay cash, (ii) surrender previously acquired shares of common stock or (iii) authorize the withholding of shares from the shares issued upon exercise of an option for all taxes required to be withheld.

8.	NON-TRANSFERABILITY

Except as otherwise provided by the Committee, Options shall not be transferable, voluntarily or involuntarily, except by will or applicable laws of descent and distribution. Only the Optionee or Optionee’s legal representative or guardian or a permitted transferee may exercise the option.

9.	DILUTION OR OTHER ADJUSTMENTS

The number of shares subject to the Plan, the outstanding options and the exercise price may be adjusted by the Committee as it deems equitable in the event of stock split, stock dividend, recapitalization, reclassification or similar event to prevent dilution or enhancement of option rights.

10.	MERGERS, ACQUISITION OR OTHER REORGANIZATION

The Committee may make provision, as it deems equitable, for the protection of Optionees with grants of outstanding options in the event of (a) merger of the Company into, or the acquisition of substantially all of the stock or assets of the Company by, another entity; or (b) liquidation; or (c) other reorganization of the Company.

11.	CHANGE OF CONTROL

Upon any Change of Control, each outstanding option shall immediately become exercisable in full for the remainder of its term without regard to any vesting or installment exercise provisions then applicable to the option. This section applies to all options outstanding under this Plan as of June 16, 1999, as well as to all options granted under this Plan thereafter. For purposes of this Plan, the term “Change of Control” means any of the following:

A.	Any individual, entity or group becomes a beneficial owner (as defined in Rule 13d-3 of the Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the voting stock of the Company;

B.	The persons who were directors of the Company immediately prior to any contested election or series of contested elections, tender offer, exchange offer, merger, consolidation, other business combinations, or any combination of the foregoing cease to constitute a majority of the members of the Board of Directors of the Company immediately following such occurrence;

C.	Any merger, consolidation, reorganization or other business combination where the individuals or entities who constituted the Company’s shareholders immediately prior to the combination will not immediately after the combination own at least 50% of the voting securities of the business resulting from the combination;

D.	The sale, lease, exchange or other transfer of all or substantially all the assets of the Company to any individual, entity or group not affiliated with the Company;

E.	The liquidation or dissolution of the Company; or

F.	The occurrence of any other event by which the Company no longer operates as an independent public company.

12.	AMENDMENT OF THE PLAN

The Plan may be amended, suspended or discontinued in whole or in part at any time and from time to time by the Board, provided, however, that no amendment to increase the number of shares with respect to which options may be granted, or to increase materially the benefits accruing to Optionees, or to materially modify the requirements as to eligibility, shall be effective without stockholder approval where the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or successor rule and with other applicable law, including the Code. No amendment of the Plan shall adversely affect in a material manner any right of any Optionee with respect to a prior grant without such Optionee’s written consent.

13.	DURATION OF THE PLAN

The Amended Plan shall become effective as of December 7, 2005, subject to stockholder approval, to increase the total number of shares reserved for issuance upon exercise of options to be granted under the Plan. Incentive Stock Options may be granted from time to time during a period of ten (10) years from the effective date of the Amended Plan. Nonqualified stock options may be granted from time to time from the effective date until the Plan is discontinued or terminated by the Board.

THE VALSPAR CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints THOMAS R. MCBURNEY and WILLIAM L. MANSFIELD, and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares which the undersigned is then entitled to vote, at the Annual Meeting of the Stockholders of The Valspar Corporation to be held on Wednesday, February 22, 2006, at 11:00 A.M., at the Research Center of the Corporation at 312 South 11th Avenue, Minneapolis, Minnesota, and at any adjournments thereof, on any matter properly coming before the meeting, and specifically the following:

(1) To elect three directors (Class II) for a term of three years:	John S. Bode, Susan S. Boren and Jeffrey H. Curler

 FOR all nominees listed (except as marked to the contrary)	 WITHHOLD authority to vote for all nominees listed	(Instructions: To withhold authority to vote for any nominee, write that nominee’s name in the space provided below.)

(2)	To approve an increase in the shares reserved under the Corporation’s 1991 Stock Option Plan.

  FOR                      AGAINST                      ABSTAIN

(3)	To approve the ratification of the appointment of Ernst & Young LLP as the independent public accountants of the Corporation.

  FOR                      AGAINST                      ABSTAIN

(4) The undersigned authorizes the Proxies to vote in their discretion upon such other business as may properly come before the meeting.	This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR items 1, 2 and 3.
Signature of Stockholder(s)

Date
Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.